Exhibit 21

COVENTRY HEALTH CARE, INC.
LIST OF SUBSIDIARIES
January 1, 2004

Subsidiaries	State of Organization	Name under which Subsidiary also does Business (1)
Altius Health Administrators, Inc.	Utah

Altius Health Plans, Inc.	Utah

Carelink Health Plans, Inc.	West Virginia

CHC Casualty Risk Retention Group, Inc.	Vermont

Coventry Financial Management Services, Inc.	Delaware

Coventry Health and Life Insurance Company	Delaware

Coventry Health Care Investment Corporation	Delaware

Coventry Healthcare Management Corporation	Delaware	HealthAssurance

Coventry Health Care of Delaware, Inc.	Delaware

Coventry Health Care of Georgia, Inc.	Georgia

Coventry Health Care of Iowa, Inc.	Iowa

Coventry Health Care of Kansas, Inc.	Kansas

Coventry Health Care of Louisiana, Inc.	Louisiana

Coventry Health Care of Nebraska, Inc.	Nebraska

Coventry Health Care of Pennsylvania, Inc.	Pennsylvania

Coventry Management Services, Inc.	Pennsylvania

Coventry Prescription Management Services, Inc.	Nevada

Coventry Services Corp.	Delaware

Coventry Transplant Network, Inc.	Delaware

Group Health Plan, Inc.	Missouri

HealthAmerica Pennsylvania, Inc.	Pennsylvania

HealthAssurance Financial Services, Inc.	Delaware

HealthAssurance Pennsylvania, Inc.	Pennsylvania

HealthCare USA Midwest, Inc.	Delaware

HealthCare USA of Missouri, L.L.C	Missouri

SouthCare PPO, Inc. (formerly Mid–America Health Network, Inc.)	Missouri	Healthcare Preferred

Mid–America Health Reinsurance, Ltd.	Missouri

PersonalCare Health Management, Inc.	Illinois

PersonalCare Insurance of Illinois, Inc.	Illinois

Southern Health Services, Inc.	Virginia

WellPath Preferred Services, Inc. (formerly an L.L.C.)	North Carolina

WellPath Select, Inc.	North Carolina

(1) Unless otherwise noted, each Subsidiary only does business under its legal name as set forth under the heading “Subsidiaries” or a shortened version thereof (e.g., Southern Health Services, Inc. also does business as “Southern Health”)